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FOR IMMEDIATE RELEASE                      Contact: Kent A. McKee
April 20, 1995                             (316) 636-6300



                       MUELLER INDUSTRIES, INC. ANNOUNCES
                 FIRST QUARTER EARNINGS INCREASED BY 140 PERCENT


Wichita, KS - Mueller Industries, Inc. (NYSE MLI) today reported net income of $10.1 million, or $1.06 per share, on net sales of $171.8 million for the fiscal quarter ended April 1, 1995. This compares with a net income of $4.2 million, or 40 cents per share, on net sales of $120.8 million for the first quarter of 1994. Average shares outstanding totalled 9,449,000 in 1995 and 10,437,000 in 1994.

Harvey L. Karp, Chairman stated, "Our manufacturing operations performed very well during the first quarter. Our copper and plastic fittings business operated at near full capacity, and the same was true of our brass rod mill. Similarly, copper tubing operations had a busy quarter. Our outlook for the balance of 1995 remains optimistic since we believe that Mueller's operations will continue to improve as our capital programs take effect."

Mueller Industries, Inc. is a leading and diversified fabricator whose products include copper tube and fittings; brass and copper alloy rods, bars and shapes; brass and bronze forgings; aluminum and copper impact extrusions; plastic fittings and valves; and refrigeration valves, driers and flare fittings. The Company also owns a short line railroad in Utah, a placer gold mining operation in Alaska, and other natural resource properties.

























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
MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)
                                              For the Quarter Ended
                                         April 1, 1995          March 26, 1994
Net sales                                $   171,770             $   120,812

Cost of goods sold                           140,560                  99,785
Depreciation, and amortization                 3,646                   2,700
Selling, general, and
   administrative expense                     12,967                  10,688
                                             -------                 -------
Operating income                              14,597                   7,639

Interest expense                              (1,377)                 (1,694)
Environmental reserves                             -                    (412)
Unusual items                                      -                    (265)
Other income, net                              1,473                   1,379
                                             -------                 -------
Income before taxes                           14,693                   6,647
Income tax expense                             4,643                   2,465
                                             -------                 -------

Net income                               $    10,050                $  4,182
                                             =======                 =======

Net income per share:
   Primary:
      Average shares outstanding               9,449                  10,437
      Net income                         $      1.06             $      0.40
                                             =======                 =======

   Fully Diluted:
      Average shares outstanding               9,478                  10,437
      Net income                         $      1.06             $      0.40
                                             =======                 =======


















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
MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
                                         April 1, 1995       December 31, 1994
ASSETS
Cash and cash equivalents                $   23,885              $   34,492
Accounts receivable, net                     88,388                  66,925
Inventories                                  76,891                  74,368
Other current assets                          9,483                   7,766
                                            -------                 -------
     Total current assets                   198,647                 183,551

Property, plant and equipment, net          201,405                 196,772
Other assets                                 45,632                  50,432
                                            -------                 -------
                                         $  445,684              $  430,755
                                            =======                 =======

Liabilities and Stockholders' Equity

Current portion of long-term debt        $   18,475              $   18,611
Accounts payable                             31,228                  21,607
Other current liabilities                    28,741                  27,003
                                            -------                 -------
     Total current liabilities               78,444                  67,221

Long-term debt                               72,398                  76,125
Other noncurrent liabilities                 44,783                  45,461
                                            -------                 -------
     Total liabilities                      195,625                 188,807

Stockholders' equity                        250,059                 241,948
                                            -------                 -------
                                         $  445,684              $  430,755
                                            =======                 =======

Book Value Per Share                     $    28.93              $    27.81
                                            =======                 =======
















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